COMMERCIAL CAPITAL BANCORP, INC. COMPLETES ACQUISITION OF

CALNET BUSINESS BANK

Irvine, CA – March 6, 2006 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that the acquisition of Calnet Business Bank (“Calnet”) was completed on March 3, 2006 after the close of business. In accordance with the Agreement and Plan of Merger announced on January 27, 2004, Calnet merged with and into Commercial Capital Bank. Approximately 2.3 million shares of stock were issued in the transaction, bringing the number of shares of the Company’s common stock outstanding to approximately 58.8 million. Calnet’s outstanding options were exchanged for options of the Company.

At February 28, 2006, Calnet’s total assets equaled $252 million, an increase of 43% from December 31, 2005. Total assets included net loans held for investment of $106 million and cash and securities of $144 million. At February 28, 2006, Calnet’s deposits totaled $227 million, an increase of 49% from December 31, 2005, and had an average cost of 0.75% for February 2006. Total deposits was primarily comprised of $219 million of transaction account deposits, which included $154 million of noninterest bearing deposits, representing 68% percent of total deposits. The high percentage of noninterest bearing deposits reflects the success that Calnet has had with its focus on providing relationship-driven, business banking and cash management products and services.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “We are very pleased to announce the successful completion of the merger with Calnet Business Bank. Calnet has been tremendously successful in delivering highly valued business banking products and services, which continues to be reflected by the nearly 50% growth in total deposits since year-end. We applaud Peter Raffetto and his team for the accomplishments and milestones that they have achieved over such a short period of time. We look forward to the Sacramento team joining Commercial Capital.”

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations
Telephone:   (949) 585-7500
Facsimile:     (949) 585-0174